Exhibit 99.1

News Release

Yellow Corporation Provides Quarter-To-Date Operating Data for Fourth Quarter 2022

NASHVILLE, Tenn., Dec. 9, 2022 — Yellow Corporation (NASDAQ: YELL) reported certain operating metrics for the first two months of fourth quarter 2022.

For Yellow less-than-truckload (LTL), the percent changes 2022 from 2021 were:

	Shipments per Workday	Weight per Shipment	Tonnage per Workday	Revenue per Hundredweight (a)	Revenue per Shipment (a)
October	(20.8)%	(3.9)%	(23.9)%	23.6%	18.8%
November	(23.2)%	(2.0)%	(24.8)%	19.6%	17.1%
QTD	(22.0)%	(3.0)%	(24.3)%	21.6%	18.0%
(a)
Includes fuel surcharge

In connection with its network optimization, without sacrificing geographical service coverage, or anticipated impact to customers, Yellow plans to close and sell excess owned facilities that have overlapping service territories. In the fourth quarter 2022, the Company closed on the sale of one of these terminals for a price of approximately $31.0 million and a resulting gain of approximately $26.0 million. The net proceeds were used to pay down a portion of the term loan.

“In the near term, demand for LTL capacity continues to moderate and reflects what is taking place in the broader U.S. economy,” said Darren Hawkins, chief executive officer. “However, the LTL yield environment remains favorable and our Company’s long-term strategy remains on track as we work to complete the transformation to One Yellow. The network optimization is one of the final steps on our journey to One Yellow and the expected benefits include enhanced customer service, greater efficiencies, cost savings and additional network capacity.”

* * * * *

Cautionary Note on Forward-Looking Statements

Certain matters contained in this Current Report on Form 8-K concerning expected future events and financial results constitute forward-looking statements and are based upon management's expectations and beliefs concerning such future events impacting the Company. There can be no assurance that these future events will occur as anticipated or that the effect on the Company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the Company's future results to differ from those expressed in any such forward-looking statements, see the risk factors that are included in our reports filed with the SEC, including those described under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

* * * * *

About Yellow Corporation

Yellow operates one of the largest, most comprehensive logistics and less-than-truckload (LTL) networks in North America, providing customers with regional, national, and international shipping services throughout. Backed by a team of over 30,000 transportation professionals, Yellow’s flexible supply chain solutions and best-in-class expertise ensure the safe, timely delivery of industrial, commercial, and retail goods for customers of all sizes. Yellow’s principal office is in Nashville, Tenn., and is the holding company for a portfolio of LTL brands including Holland, New Penn, Reddaway, and YRC Freight, as well as the logistics company Yellow Logistics.

Please visit our website at www.myyellow.com for more information.

Investor Contact: Tony Carreño

913-696-6108

investor@myyellow.com

Media Contacts: Mike Kelley

913-696-6121

mike.kelley@myyellow.com

Heather Nauert

heather.nauert@myyellow.com